Exhibit 10.1

Dated: April 10, 2002

MANAGEMENT AGREEMENT

THIS AGREEMENT, made and entered into as of the 1st day of November 2001, by and between FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, A NEW JERSEY BUSINESS TRUST, (the “Trust”), having an address at 505 Main Street, Hackensack, NJ (07601), and Hekemian & Company, Inc., a New Jersey corporation, having its principal offices located at 505 Main Street, Hackensack, NJ (07601) (the “Agent”).

WHEREAS, the Trust desires to obtain the assistance and services of the Agent and of the Agent’s organization in connection with the management and operation of the Trust’s assets.

NOW THEREFORE, in consideration of the mutual covenants herein contained said parties agree as follows:

W I T N E S S E T H:

1.           Appointment of Agent.

(a)           The Trust retains and hires the Agent to generally manage all or part of the Trust assets including, but not limited to, the Trust’s real property, mortgages and other assets, all as set forth in the attached Exhibit A (hereinafter collectively referred to as the “Trust Property”) and to perform such other services as provided in this Agreement (the “Agent’s Services”).  The Agent shall be paid for all such services in accordance with this Agreement.

(b)           In addition, to the Agent’s being retained pursuant to subparagraph 1(a) hereof, the Trust may, in its sole discretion, retain and hire the Agent, on a non-exclusive basis,

(1)	to purchase, sell or exchange Trust assets including Trust Property; and

(2)	to perform such other services as it may assign to the Agent.

(c)           The Agent shall be the exclusive management agent for the Trust for those properties; (1) set forth on Exhibit A; (2) the Preakness Shopping Center, in the event the Trust acquires an interest in the Preakness Shopping Center; and (3) such other property, or an interest therein, acquired by the Trust after November 1, 2001 which was introduced to the Trust by the Agent or the Agent and a cooperating broker except that the Trust may elect to retain a third party to manage such other property where, in the Trust’s judgment, such property is located in a geographic area where, from the Trust’s point of view, it cannot be efficiently managed by the Agent or where as a condition of the purchase of such other property the Trust is obligated to use the services of Seller or Seller’s agent.  The Agent shall be the exclusive Agent for Non

Residential Leasing, provided however that the Trust may in its absolute discretion at any time terminate without penalty the Agent’s exclusive agency for Non-Residential Leasing, and no fees shall be due for any services rendered after the date of such Termination unless such services are expressly authorized in writing.  In addition, the Trust in it sole discretion other than for the management services, may retain other parties to perform other non-property management services as set forth in Paragraph II of Exhibit B attached hereto, or it may perform such other non property management services through its own employees, officers and agents.

2.           Term.  The term of this Agreement shall be for a period commencing on November 1, 2001 through October 31, 2003 and thereafter this Agreement shall be automatically renewed for periods of two (2) years unless either party gives not less than six (6) months prior notice to the other of such non-renewal of this Agreement. Any such notice shall be in accordance with paragraph 14 hereof.  For the purpose of this Agreement, in the event that the Trust does not renew this Agreement, such non-renewal shall be defined as “Non-Renewal” and in the event this Agreement is not renewed by the Agent or is terminated by the Agent, such non-renewal or termination shall be deemed a “Voluntary Termination” of this Agreement.  The Trust reserves the right to renew this Agreement for the Preakness Shopping Center and other properties but not necessarily all properties (“Partial Renewal”) provided, however, notice of any Partial Renewal shall be given not less than six months prior to October 31, 2003 or any expiration date of any renewal term of this Agreement (“Notice of Partial Renewal”). In the event of a Partial Renewal, the Agent may elect not to accept same by giving notice to the Trust not more than 30 days after the date of its receipt of the Notice of Partial Renewal, and in that event, it shall be deemed to be a Non-Renewal by the Trust and not a Voluntary Termination by Agent. In the event of any Non-Renewal, the Trust shall, at the termination date of this Agreement, pay to Agent a termination fee equal to six months Base Management Fee, as defined in subparagraph 2(d) hereof, such termination fee to be in addition to the fees for management services required to be paid by the Trust pursuant to this Agreement up to the termination date.

This Agreement may also be terminated as follows:

(a)           By the Trust without cause, at any time upon not less than one (1) year’s prior written notice; in such event, the Trust shall, at the termination date of this Agreement, pay to the Agent a termination fee equal to one (1) year’s Base Management Fee as defined in subparagraph 2(d) hereof, such termination fee to be in addition to the fees for management services required to be paid by the Trust pursuant to this Agreement up to the termination date. For these purposes the termination fee shall be computed by ascertaining the annual base fee paid by the Trust to the Agent over the immediate prior three (3) fiscal years of this Agreement to such termination and dividing that amount by three (3) (the “Termination Fee”);

For Example:

(1)	Base Management Fees for:

(a)	Year A	$750,000

(b)           Year B                      $800,000

(c)           Year C                      $850,000

The Base Management Fee is:

Years A, B, C                                or           $2,400,000 = $800,000
     3                                                                3

(2)	The Termination Fee is $800,000

(b)           By the Trust, with cause, upon not less than thirty (30) days prior written notice provided however, that Agent may cure an event of cause for termination within said thirty (30) day period unless the “cause” constitutes a breach of the Agent’s fiduciary duty, in which event the breach shall be non-curable; without in anyway limiting the term “with cause”, any material breach of this agreement by the Agent shall constitute “cause”.

(c)           By the Trust immediately upon a merger, consolidation, acquisition of all or substantially all of its assets, a tender offer or negotiated purchase of the shares of beneficial interest of the Trust, or any transaction where the Trust ceases to effectively exist as an operating entity (hereinafter collectively referred to as an “M&A”).  In the event of such termination, the Trust shall pay to the Agent any and all fees or reimbursements due under this Agreement, calculated on a pro-rata basis, as of the effective date of any such M&A.  In addition, the Trust will pay to the Agent a M&A Termination Fee as defined below.

For the purposes of this subparagraph (2)(c) the M&A Termination Fee shall be equal to the Termination Fee times a factor of 1.25.

Notwithstanding the provisions of the foregoing subparagraph above, in the event of an M&A, if the Agent, or any successor entity or group in which one or more of the present shareholders of Hekemian & Co. are officers, principals or employees (“Successor Agent”), is engaged in providing management or other services, of any kind or description whatsoever, to the successor to the Trust (the “Successor Entity”) after the M&A pursuant to an agreement of any kind or description, (“Successor Entity Management Agreement”) with respect to Trust Property or other Trust matters, then, in such event, the M&A Termination Fee shall be adjusted as follows:

There shall be deducted from the M&A Termination Fee, otherwise due Agent, or Successor Agent, any management fees which it earns pursuant to the Successor Entity Management Agreement during the period of one year and three months after the effective date of the M&A.

For these purposes, however, in the event the management fees scheduled to be paid to the Agent, or Successor Agent, pursuant to the Successor

Entity Management Agreement and such agreement provides for unequal annual fee payments, the fees due the Agent or Successor Agent shall be determined by the amount of fees which would have been due over the entire scheduled term of said agreement, but in no event more than three (3) years, divided by the number of years of the Agreement.

For example, if the Termination Fee is $800,000.00, as calculated in paragraph 2 (a) hereof, then the Termination Fee is $800,000 x 125% or $1,000,000.

If the Successor Entity Management Agreement is for a three (3) year period and provides for fees to be paid as follows:

Year                Fee

1                      300,000

2                      400,000

3                      800,000

The effective annual fee would be determined as follows:

Total Income: 1,500,000 ÷ 3 = $500,000 for one (1) year.

The average annual fee of $500,000 is then subject to adjustment for a period of one (1) year and three months or 500,000 x 125% equals $625,000.

The M&A Termination would be reduced as follows:

$1,000,000 less $625,000 = $375,000

(d)           The Base Management Fee shall be the fee the Agent receives based only upon the collection of rent for the Trust during the Trust’s fiscal year, for those properties for which the Agent’s services have been terminated pursuant to this Paragraph 2, and for no other services such as commissions earned on the purchase or sale of Trust Property or any other miscellaneous services which Agent may provide to the Trust pursuant to this Agreement.

(e)           In addition to the Termination Fee or M&A Termination Fee set forth in this paragraph 2, the Agent shall be entitled to receive from the Trust or any Successor Entity, any and all commission and fees or reimbursement earned by the Agent prior to the effective date of termination (the “Commissions and Fees”) in accordance with the schedule set forth in Exhibit B.  For the purpose of this subparagraph (e) in the case of a non-residential tenant, if the Tenant has a 5year lease for which the Agent has earned a commission with a renewal option and the Tenant exercises the option prior to or after the effective date of Termination, the Agent shall be entitled to a commission provided that the commission shall be based on a total of not more than 10 years including the initial 5 year term.

3.           Acceptance of Appointment.  Agent hereby accepts such appointment and agrees to perform the services pertaining to said appointment and to manage and operate the Trust Property and to make all appropriate payments due, in connection with any assets or obligations which the Agent is responsible to manage or service pursuant to this Agreement, to the extent Trust funds are available for such payments, to best of its ability, in a faithful and diligent manner.  For the purposes of this Agreement, Agent’s services hereunder shall apply only to those of the Trust Properties Agent has been designated as the Managing Agent and in which capacity it has agreed to act on behalf of the Trust except with respect to the functions described in paragraphs (g), (n), and (p). Without limiting the generality of the foregoing, the Agent agrees to perform and the Trust hereby expressly authorizes and empowers Agent to perform the following Agent Services:

(a)           At Agent’s sole discretion, to locate and recommend to the Trust investments which the Agent deems suitable for the Trust based upon the then current investment policies of the Trust.

(b)           To rent or lease, on terms acceptable to the Trust, the residential property as listed in Exhibit A.

(c)           To collect and receive all rents, mortgage payments, interest and all other income from the Trust Property to which the Trust is entitled, and to account monthly to the Trust for such income. Agent shall use its best effort to collect rent and other income from the Trust Property.  Subject to the prior approval of the Trust pursuant to a resolution of its Board of Trustees, the Agent may, compromise claims for such rent and other income and may institute legal proceedings in its own name or in the name of the Trust to collect same, to oust or dispossess tenants or others occupying from the Trust Property and also otherwise to enforce the rights of the Trust with respect thereto; Agent may, subject to the direction of the Board of Trustees, compromise or settle such proceedings, provided, however, approval of the Board of Trustees will not be required with respect to the commencement of any action or the compromise of any claim with respect to all residential tenant disputes and for any commercial tenant dispute involving $10,000 or less.

(d)           To hire commencing January 1, 2002 employees for the Trust, who shall be employed solely with respect to Trust Property supervise all such employees and to purchase and to contract for all materials, supplies and services required for the operation and ordinary maintenance, alteration, improvement and repair of the Trust Property.  Except in those case when, in the opinion of the Agent, an emergency necessitates so doing before the Trust approval can be reasonably obtained, the Agent shall not make or incur unanticipated or extraordinary repairs, alterations or improvements or expenditures without approval of the Trust.  The Agent may in connection with such unanticipated or extraordinary repairs, alterations or improvements, hire or use its employee or employees to coordinate and expedite said work in addition to general contractors, sub-contractors and architects as it may deem necessary, in which case the salary or compensation of said employee or employees attributable to the said work shall be chargeable to the Trust.

For the purpose of this Agreement, an unanticipated or extraordinary repair, alteration improvement or expenditure shall be any expenditure which is not provided for in the capital expense budget, as provided for in subparagraph 3(n) hereof and paragraph 6 as hereinafter set forth.

(e)           To periodically inspect all of the Trust Property and make such recommendations for the maintenance and improvement thereof as it deems advisable.

(f)           To retain and to cooperate with such accountants, architects, engineers, contractors, attorneys, and others, as may be designated by the Trust for the proper operation, maintenance and preservation of the Trust Property and Trust affairs.

(g)           To review, and to at least once every fiscal year, to recommend to the Trust that it purchase insurance to protect the real estate interest of the Trust, including but not limited to fire insurance with extended coverage, boiler, elevator, public liability and workman’s compensation insurance.  The Agent, upon receipt of specific instructions from the Trust, may from time to time place such insurance on behalf of the Trust.  It is specifically understood and agreed, however, that the Trust may, in its sole discretion, utilize the services of any party or parties other than the Agent, for these purposes.  Any such insurance purchased by the Agent on behalf of the Trust shall name the Trust as the insured and the Agent as an additional insured.  Agent may receive from others and retain its customary compensation for its services as an insurance agent or broker in placing such insurance.

(h)           To review and present to the Trust for timely payment, all payments due for taxes, insurance, mortgage payments, and all other obligations incurred in connection with the operation, maintenance, alteration, improvement and repair of the Trust Property.

(i)           To review, and to at least once every fiscal year to recommend to the Trust, that it seek revision of, or appeal from, any real property tax assessment, of every kind and description, which it deems inappropriate. The Agent, upon receipt of specific instructions from the Trust, shall prosecute any such tax appeal or appeals as may be authorized by the Trust pursuant to said instructions.  It is specifically understood and agreed, however, that the Trust may, in its sole discretion, prosecute any such tax appeals utilizing the services of any party or parties other than the Agent, for these purposes. All such actions may be taken in the name of the Trust or in Agent’s name, in the discretion of the Agent.  Agent may, pursuant to instructions from the Trust, employ independent real estate appraisers to provide appropriate testimony in connection with such actions.  Agent may, in its discretion, pay such charges or assessments from Trust funds under protest and seek refunds thereof, and compromise or settle any proceeding or claim with respect thereto.

(j)           To submit periodic reports as the Trust may reasonably require as to the Trust Property.

(k)           To maintain complete and accurate records of all its transactions relating to real estate interests of the Trust and make such records available for inspection by the Trust or its representatives at reasonable times.

(l)           To perform such other incidental duties in connection with the proper operation, maintenance and improvement of the Trust Property as the Trust may require.

(m)           To use reasonable efforts to attend all complaints of tenants.

(n)           To submit by, November 1 of each fiscal year, an operating budget and a capital expense budget for the Trust Property, all as more fully described in paragraph 6 of this Agreement; to provide, or cause to be provided, at reasonable cost and to supervise all services necessary for the proper repair alteration, decoration, care, protection, management, operation and maintenance of the Trust Property, including the purchase of all equipment, tools, appliances, materials, supplies necessary for such purposes, and to pay for all such charges out of income from the Trust Property; provided, however, that the Agent shall not, except in any emergency situation, contract for any repairs, alterations, decorations, equipment tools, appliances, materials, supplies, or other items or services not provided for in either the operating or capital budgets without the prior approval of the Trust.

(o)           To approve and pay out of income from the Trust Property or from funds provided from the Trust, all charges for all utility services together with all other services and commodities necessary or desirable for the care, operation or maintenance of the Trust Property.

(p)           In consultation with the Trust’s auditors, to maintain full books of account with correct entries of all matters relating to any and all Trust assets, including the appropriate consolidation or compilation of accounting data for Trust Property not managed by the Agent, which books of account, together with all records, correspondence, files and of the documents relating to the operation and management of the Trust Property shall be and remain the property of the Trust, and shall, at all times, remain at Agent’s offices, and shall, at all times, be open to the inspection of the Trust or any of its auditors, Trustees, officers or duly authorized Agents.

(q)           in consultation with the Trust’s auditors, to furnish to the Trust, on a fiscal year and quarterly basis, operating statements for the fiscal quarter ended as soon practical thereafter in form and substance satisfactory to the Trust and its Audit Committee

(r)           In consultation with the Trust’s auditors, to review the quarterly financial report and draft any appropriate SEC10Q report on a quarterly basis with the Trust’s Audit Committee and auditors; to assist the appropriate officers in the preparation of all additional reports which may be provided to the SEC including, but not limited to, 10Q; 10K; 10K-A; 8-K; 8K-A; and Proxy Statements of every kind and description; and to assist in the preparation of any reports to be provided to

Shareholders, provided, however, with respect to Trust Properties not managed by the Agent, the Trust shall be solely responsible for the accuracy and completeness of all information with respect to such reports.  The Agent will file all reports with the SEC or other regulatory bodies on behalf of the Trust only upon the receipt of written instructions from the Trust Audit Committee, which instruction shall be given to the Agent in a timely manner.  In addition to any other fee paid to Agent hereunder, and provided the Trust designates the Agent to perform the services as provided herein and the Agent accepts said designation the Agent shall be paid the sum of $20,000 per year, payable in accord with Exhibit B attached hereto for the Agent’s assistance for all actions under this subparagraph (r).

The Agent will file all reports with the SEC or regulatory bodies on behalf of the Trust only upon the approval of the Trust Audit Committee.

(s)           For the period from the date hereof ending on December 31, 2001, to employ and pay out of income from the Trust Property of all on-site employees of Agent but only to the extent employed in the management of the Trust Property and consistent with the operating budget adopted by the Trust.  All personnel positions created by any such staffing requirements will be Agent’s employees. Agent shall pay out of the income from the Trust Property all expenses in connection with the Agent’s employees utilized to supervise the Trust Property. Agent shall comply with applicable law in employment matters.  Commencing January 1, 2002, all such on site employees shall be direct employees of the Trust.

(t)           To expend monies for those items included in the approved operating budget as described in Paragraph 6 hereof without prior approval of the Trust (unless such prior approval is specifically required by another paragraph of this Agreement) and to expend such other monies as are approved by the Trust. At the end of each quarter, should the actual cost to date plus the budgeted amount for the remainder of the fiscal year for any expense category, including the category of maintenance and repairs, exceed the total fiscal year operating budget, Agent shall so report to the Trust and request authorization to exceed the budget for that particular expense category.  Such request shall be accompanied by appropriate supporting documentation as may be required by the Trust.  The Agent shall make no expenditure, other than emergency expenditures, for any item not so authorized, nor shall the Agent make any expenditure for any amounts in excess of what is authorized in the operating budget.

(u)           To use its best efforts to see that the terms and conditions of all tenant leases and related agreements thereto as well as for all operating agreements affecting the Trust Property are monitored and fully complied with.  Any material matter of non-compliance shall be immediately brought to the attention of Trust.

(v)           To expend funds necessary to protect the Trust Property in the event an emergency should arise and the Trust Property would suffer any loss because of delay in making repairs; provided, however, the Agent promptly notifies any applicable insurance carrier and the Trust making a full report to the Trust as soon as practical.

(w)           To verify and maintain current certificates of insurance for all tenants in accordance with the terms of their leases.

4.           Authorization; Indemnification.

(a)           The Trust hereby gives the Agent, consistent with the terms of this Agreement, the power and authority necessary to perform the foregoing services and agrees to assume the expenses and disbursements incurred in connection therewith, and agrees to indemnify and hold harmless the Agent from contractual or other liability claims, or other damages in the performance of its duties hereunder (including reasonable attorney fees, experts fees and costs) to the extent that such liability is not covered by insurance and to the extent that it does not arise by reason of the Agent’s gross negligence, willful misconduct or actions committed by it in violation of or beyond the scope of this Agreement, and to carry, at its own expense, public liability, elevator liability, and steam boiler insurance adequate to protect the interests of the parties hereto, which policies shall be so written as to protect the Agent in the same manner and to the same extent as the Trust. Notwithstanding anything to the contrary herein, the Trust agrees to indemnify and hold harmless Agent from any claims, liability or damages relating to or arising from discriminatory and alleged discriminatory and other employment practice to the extent Agent, at the specific direction of the Trust, hires, fires, manages, supervises or provides administrative services of any personnel on behalf of the Trust. The Agent shall be entitled to the benefit of any insurance maintained by the Trust and shall be entitled to the advice of counsel for the Trust with respect to any actions undertaken by it or proposed to be undertaken by it under the terms of this Agreement, and shall not be liable for any action undertaken or omitted in good faith on the advice of such counsel.

(b)           The Agent agrees to indemnify and hold the Trust harmless from any claims or liability (including reasonable attorney fees, experts fees and costs) to the extent that such liability is not covered by insurance and was incurred by reason of the Agent’s gross negligence, willful misconduct or actions committed by it in violation or beyond the scope of this Agreement.

5.           Deposits of Rent and Other Receipts.  All sums received from rents, security deposits and other receipts from the Trust Property collected by the Agent shall be deposited in, a segregated bank account or accounts maintained by the Agent subject, however, at all times to the control of both the Agent and the Trust.  Such account or accounts shall be in such bank or banks as may from time to time be designated and approved by the Trust, in its sole discretion. For security purposes, all cash received from the Trust Property by the Agent will first be deposited in the Agent’s transfer account and a check immediately drawn against such account to the order o the Trust and deposited in the designated account of the Trust.  All expenses referred to in this Agreement, shall be paid by check from said accounts or accounts.  If the state in which a Trust Property is located in mandates special handling of tenant security deposits, then, such security deposits will be maintained in the manner so prescribed by such state.  Agent shall be responsible-only for-the-proper deposit of those security monies it actually receives.  Agent shall not commingle the Trust’s bank account with any account containing Agent’s own funds.

6.           Capital and Operating Budgets.  By November 1 of each year, Agent shall furnish to the Trust, for its approval, capital and operating budgets for next fiscal year.  The Trust shall use every effort to approve the foregoing budgets submitted to it, reserving the right always, in its discretion, to make changes, and once approved, shall forthwith advise Agent in writing.  The operating budget, once approved by the Trust, shall become the operating budget for the Trust Property for the year as to which it applies and Agent shall operate the Trust Property within such operating budget for such year in accordance with paragraph 3(w) hereof.  If the Trust has not approved an operating budget submitted to it prior to October 31 of the year in which submitted, then Agent shall operate the Trust Property under the prior year’s budget until notice of change and/or approval of the submitted budget is given by the Trust to the Agent in writing. Capital budgets submitted to the Trust are advisory only and all spending under capital budgets is discretionary with the Trust.  As of November 1 of each year, the Agent shall prepare and submit to the Trust the following:

(a)           a forecast of rents and occupancy rates for the following fiscal year;

(b)           a schedule of non residential leases, any vacancies, setting forth the expiration dates, rental delinquencies and base rents; and

(c)           any standard reports currently generated by the Agent in connection with its management of the Trust Property.

7.           Worker’s Compensation. The Agent shall, from the date hereof through December 31, 2001 and thereafter commencing January 1, 2002, the Trust shall carry Workers’ Compensation insurance for all employees, utilized in connection with the management of the Trust Property, the cost of which through December 31, 2001 shall be reimbursed to the Agent by the Trust upon a submission of the requisite supporting data to the Trust. Effective January 1, 2002, the Trust shall carry its own Workmen’s Compensation insurance for all of its employees.

8.           Right to Place Insurance.  The Trust reserves the right at all times to maintain such insurance with respect to the Trust Property and its operations as it deems appropriate, to select all insurers and to place all insurance policies with respect to the Trust Property.  All non-casualty insurance maintained by the Trust throughout the term of this Agreement, shall name the Agent as an additional insured.

9.           Limitation of Claims.

(a)           Agent shall not make any claim under this Agreement against the Trustees or affiliates of the Trust personally, or against the Shareholders of the Trust, and shall look solely to the Trust Property and other assets of the Trust for the payment of any claim hereunder.

(b)           The Trust shall not make any claim under this Agreement against the officers, directors or shareholders or employees of Agent and shall look solely to the assets of Agent for the payment of any claim hereunder.

10.           Contractual Statement of Non-Liability.  Agent shall insert in all documents and agreements prepared or executed by it on behalf of the Trust a provision that the Trustees and the Shareholders of the Trust shall not be personally liable thereunder and that the other parties shall look solely to the Trust assets for the payment of any claim thereunder, and reference shall be made to the Declaration of Trust by which the Trust is constituted.

11.           Property and Liability Incidents.  Agent shall report immediately to the local representatives of the insurance company(s) providing the property casualty and liability coverage for the Trust Property and to the Trust, any and all accidents, damages or losses on or about the Trust Property resulting in personal injury or death, or damage to the Trust Property.  Agent shall also send to the Trust, immediately upon receipt, any and all legal or other process served on the Agent or the Trust Property which affects, or might affect, the Trust or the Trust Property.  All reports to be provided under this Paragraph 11 shall be forwarded to the President of the Trust pursuant to Paragraph 14 of this Agreement.

12.           Compensation of Agent.  Owner agrees to pay to Agent as compensation for the services performed by Agent pursuant to this Agreement the amounts stipulated in Exhibit B. Such compensation may be charged by the Agent as an operating expense against the Trust Property.  Except as provided in Exhibit B, no other management fees, or other fees or amounts, shall be payable by the Trust to Agent without the prior approval of the Trust.

13.           Termination and Expiration.  In the event of the termination or expiration of this Agreement:

(a)           All records pertaining to the operation of the Trust Property, together with any other property of the Trust in Agent’s possession, shall immediately be delivered to the Trust or its representative authorized to receive the same, the Trust rights to all of such records shall be delivered to the Trust or its representative authorized to receive the same, the Trust’s rights to all of such records shall be independent of any obligation of the Trust under this Agreement; the Agent is, however, to be provided reasonable access to the records after they have been delivered to the Trust;

(b)           Agent’s right to additional compensation pursuant to this Agreement shall immediately cease, except that any compensation payable with respect to rentals already collected by Agent for the month in which this Agreement is terminated and any other amounts payable hereunder to the Agent and properly due, may be deducted before such rents are paid to the Trust;

(c)           The Trust shall pay to the Agent, any deferred brokerage commissions which otherwise would have become payable subsequent to said termination or expiration and brokerage commissions on acquisitions or dispositions of properties by the Trust with respect to which negotiations are pending at the time of such termination or expiration if and when such negotiations result in an acquisition or disposition; and

(d)           The relationship created hereby shall immediately cease and terminate, and Agent shall have no further right to act for the Trust or draw checks on the Trust’s bank account.

14.           Notices.  All notices given under this Agreement to either party shall be effective, for all purposes, seven (7) days after being deposited in the United State mail, as registered or certified mail, return receipt requested, first class postage and fees prepaid, addressed as follows:

Owner:	FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY
815 Pond Brook Road
Franklin Lakes, New Jersey 07417
Attn: Donald W. Barney, President

with copy to:                                         Herbert C. Klein, Esq.
C/O Nowell Amoroso Klein Bierman, P.A.
155 Polifly Road
Hackensack, NJ 07601

Agent:                    HEKEMIAN & CO.
505 Main Street
Hackensack, NJ 07601
Attn: Robert Hekemian, Sr., Chief Executive Officer

with a copy to:                                      Robert Hekemian, Jr., Executive Vice President
HEKEMIAN & CO.
505 Main Street
Hackensack, NJ 07601

Either party hereto may, by notice to the other party, change the address to which notices shall be sent. Additionally, Owner may give notice by hand-delivery at the above address.

15.           Agent’s Authority Limited.  The Agent’s authority is derived wholly from this Agreement; Agent has no authority to act for or represent the Trust except as herein specified. It is understood and agreed that Agent is not the Agent of the Trust for the purpose of employing persons on an employer-employee basis unless directed to do so by the Trust.  Agent shalt observe all laws respecting the employment of persons and shall indemnify and hold harmless the Trust from and against any and all claims, judgements and demands asserted by third parties against the Trust alleging violations of such laws with respect to Agent’s employees. It is furthermore understood and agreed that nothing in this Agreement is intended to create nor shall be construed to create an employer-employee relationship between the Trust and Agent. Agent’s relationship to the Trust shall at all times be that of independent contractor.

16.           This paragraph has been intentionally omitted.

17.           Posting of Signs.  The Trust hereby authorizes the Agent to affix on its properties, appropriate sign or signs indicating, as the case may be, that same are for sale, for rent, build to suit, or managed by the Agent.

18.           Non-Assignability of Agreement.  The Trust has entered into this Agreement in reliance upon the experience and ability of Agent, including the individual efforts of Robert Hekemian, Sr., Robert Hekemian, Jr., Bryan Hekemian and David Hekemian; Agent shall not assign this Agreement or any interest herein without the prior written consent of the Trust; and the Trust shall not assign this Agreement without the consent of the Agent.  Any attempted assignment without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto. In the event that none of the above named principals of Agent are no longer affiliated with Agent, on a full time basis, the Trust shall have the right to terminate this Agreement upon one hundred twenty (120) days prior written notice.

19.           Qualification as a Real Estate investment Trust.  In the event that the terms of this Agreement at any time shall impair the status of the Trust as a “real estate investment trust” within the meaning of the Amendment to the Internal Revenue Code of 1954 #856 et seq., which became effective January 9, 1961, as now enacted or hereafter amended, the parties hereto agree to negotiate such amendments to this Agreement as may be necessary to restore or maintain such status.

20.           Performance of the Agent.  In the event the Trust should be dissatisfied with the performance of the Agent under this Agreement the Trust shall give written notice to the Agent of any and all deficiencies (the “Notice”) which Notice shall be in sufficient detail, and whenever possible, the dates upon which they occurred, in order to permit the Agent to undertake the remedying thereof. The Agent will have a minimum period of sixty (60) days from receipt of Notice within which to correct any such deficiencies before the Trust exercises any right of Termination pursuant to this Agreement.

21.           Bids.  In all cases in which the Trust authorizes Agent to enter into contracts for any purpose hereunder, the Agent will, upon the Trust’s request, solicit bids from minimum of three (3) bidders on a best efforts basis.

22.           Entire Agreement.  This Agreement together with its attached Exhibits A and B constitute. the entire agreement between the parties hereto and no modification hereof shall be effective unless made by supplemental agreement, in writing, executed by the parties hereto.

23.           Governing Law.  This Agreement shall be governed and construed under the laws of the State of New Jersey.

24.           Agent’s Good Faith.  Agent, its shareholders, officers, directors and employees shall not be personally liable to the Trust for errors in judgement and acts or failure to act or omitted in the good faith exercise of the authority conferred by this Agreement; provided, however, Agent shall employ reasonable care, skill and ability in exercising the powers granted to Agent by this Agreement, including, without limitation, the hiring, retention or supervision of its employees and Agents through December 31, 2001 and thereafter the Trust’s employees, subcontractors and Agents. The Agent shall indemnify and agree to hold the Trust harmless from and against any and all claims; demands, suits, costs (including attorney’s fees) and judgments which any person(s) has asserted or may assert (1) predicated upon a claim that such person(s) employed directly or indirectly by Agent at or respecting the Trust Property, is an employee of the Trust prior to December 1, 2001 unless otherwise determined by a court that such person is an employee of the Trust; (2) arising out of acts or omissions to act resulting from gross negligence or intentional misconduct or willful defaults by the Agent or the employees, subcontractors or Agents of the Agent and (3) arising out of Agent’s breach of its obligations under this Agreement.

25.           Owner’s Consent.  Where consent of the Owner is herein required, such consent shall be given or denied by such persons as may from time to time be appointed by the Owner to serve as its designated representatives.

26.           Headings.  Paragraph titles or captions contained herein are for reference only and shall in no way define, limit or extend the scope of this Agreement.

27.           Merger.  This Agreement supersedes and renders void any prior understandings or agreements everted into between the parties hereto or any predecessor entity to either of the parties hereto regarding the management of the Trust Property.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day, month and year first above written.

Owner

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

By:__________________________________
Name:         Donald W. Barney
Title:           President

HEKEMIAN & CO., INC.
Agent

By:__________________________________
Name:         Robert S. Hekemian, Jr.
Title:           Executive Vice President

EXHIBIT A

TRUST PROPERTY
A. Residential Properties as of November 1, 2001:
Property and Location	Year Acquired	No. of Units
Lakewood Apts. Lakewood, NJ	1962	40
Palisades Manor Palisades Park, NJ	1962	12
Grandview Apts. Hasbrouck Heights, NJ	1964	20
Heights Manor Spring Lake Heights, NJ	1971	79
Hammel Gardens Maywood, NJ	1972	80
Sheridan Apts. Camden, NJ	1964	132
Berdan Court Wayne, NJ	1965	176
Westwood Hills Westwood, NJ (1)	1994	210
(1) Trust owns a 40% interest.
B. Non-Residential Properties as of November 1, 2001:
Property and Location	Year Acquired	Leasable Space - Approximate Square Feet
Franklin Crossing Franklin Lakes, NJ	1966	87,041
Westwood Plaza Westwood, NJ	1988	173,854
Westridge Square Frederick, Maryland	1992	256,620

Pathmark Super Store Patchogue, New York	1997		63,932
Glen Rock, NJ	1962		4,800
Olney, Maryland(2)	2000		98,848
(2) Trust owns a 75% interest
C. Vacant Land as of July 1, 2000:
Location	Acquired	Current Use	Permitted Use Per local Zoning Laws	Acreage per Parcel
Franklin Lakes, NJ	1966	None	Residential	4.27
Rockaway, NJ	1964/1963	None	Residential	19.26
S. Brunswick	1964	Leased as farmland qualifying for state farmland assessment tax treatment	Industrial	33
D. Cash and Cash Equivalents

EXHIBIT B

Schedule of Fees to be Paid to the Aqent

I.           Basic Management Fees

A.           Residential Properties - 5%
B.           Non-Residential Properties 5% except for the following

1)
Frederick, Maryland - 4% In addition, 40% of the salary and benefits of the Senior Manager of the Agent is charged to the tenants as CAM. As of the effective date of this Agreement, one half of the amount so charged as CAM shall be paid to the Agent and the balance of one half shall be paid to the Trust. Any such CAM charge prior to the effective date of this Agreement shall be the property of the Trust and shall be paid by the Agent to the Trust.

(2)	The fee for Trust properties that are acquired after 10/31/01 excluding Olney, Carlyle, Lebanon and Martinsburg which will be 5%. is as follows:

i.)	Single tenant triple net leased property - 4%
ii.)	Multi-tenant property - 5%

C.	The applicable management fee for residential and Non-Residential properties as stated above is to be collected from whatever source whatsoever with the following exceptions:

▪	Interest Income
▪	Real Estate tax reimbursement from non-residential tenants
▪	Insurance Recovery proceeds
▪	Condemnation proceeds
▪	Sale or Refinancing proceeds
▪	Merchant Association dues
▪	Direct reimbursement for Capital Improvements from retail tenants
▪	Tenant Security Deposits, excluding Security Deposits applied against past due rent and other charges subject to Management Fees.

D.           The Agent may charge the following fees to residential tenants as follows:

i)	Application Fee:	$125.00
ii)	Lease cancellation fee (one month’s rent)	$450.00
iii)	Month to month tenancy:	$350.00
iv)	Returned Check (insufficient funds)	$ 30.00

II.            Fees for Additional Services which may be provided by the Agent, at the discretion of Trust and only upon the express authorization of the Trust:

A.           Non-Residential Leasing

The Agent shall be the exclusive Agent for Non-Residential Leasing, provided however that the Trust may in its absolute discretion at any time terminate without penalty the Agent’s exclusive agency for Non-Residential Leasing, and no fees shall be due for any services rendered_after the date of such Termination unless such services are expressly authorized in writing.

1)
Non-Anchor Tenants: A Leasing Fee of 5% of the base aggregate lease rents due for up to 10 years whether by way of initial lease term or options or renewals. The leasing fees shall be paid to the Agent upon receipt of the first month’s rent for the initial lease or upon the exercise of a lease option or upon a lease renewal. The Agent shall not be entitled to any commission or fee for any renewal of a term if the renewal is not signed prior to the expiration of this Agreement or prior to the effective date of any termination of this Agreement. There will be no fee on exercise of options after the first 10 years provided in the original lease;

A Renewal Fee of 2 1/2% of the base aggregate rent due during the renewal term shall be paid to Agent after said 10 year period provided, however, the lease renewal is exercised by a Tenant during the term of this Agreement and provided further that no commission shall be paid for a period in excess of 10 years inclusive of the initial lease term.

2)
Anchor-Tenants: A Leasing Fee is to be negotiated as between the Agent and the Trust prior to the execution of any lease and approved by the Board of Trustees by a specific resolution transmitted by the Board to the Agent, in writing.

3)	Lease Assignment review and Approval: $300 - $1,250 to be paid by Tenant.

B.           Acquisition/Sale of Property Fees

The Trust shall pay to the Agent a Fee in accordance with the following schedule (these fees are inclusive of any fee paid by the Seller/Purchaser to the Agent):

Up to $2,500,000 - 4.5%
Above $2,500,000 but less than $5,000,000 - 3.75%
(but in no event less than $112,500)
Above $5,000,000 but less than $10,000,000- 3.25%

(but in no event less than $187,500)
Above $10,000,000 but less that $15,000,000 - 3%
(but in no event less than $325,000)
Above $15,000,000 but less than $20,000,000 - 2.75%
(but in no event less than $450,000)
Above $20,000,000 - 2.5% (but in no event less than $550,000)

C.           Other Fees

1.           Mortgages

(a)
Mortgage Origination fee of % of 1% of the mortgage amount provided, however, there will be no mortgage origination fee for a mortgage obtained in connection with the acquisition of a property for which Agent receives an acquisition fee as herein provided.

(b)	Mortgage Extension Fee - 1/4% of 1% of the mortgage balance.

(c)	Credit Lines - 1/4% of 1% of the approved Line of Credit

2.           Administrative Fee

An Annual Administrative Fee of $85,000.00 to compensate the Agent for providing support services to the Trust. Fee will be paid in twelve equal installments.

The Administrative Fee shall be adjusted on November 1St of each year by adding the increase in the Consumer Price Index to said fee based upon the increase from the prior year.

The Consumer Price Index (“CPI”) to be used for this purpose shall be that CPI index published by the United States government Bureau of Labor statistics or any successor index thereto, for Urban Wage Earners and Clerical Workers (“CPI-W”) New York, NY. Northern N.J. (1984=100) with the year 2000 as the base year.

3.           Miscellaneous

Agent will be paid for additional services as follows:

(a)	Environmental matters; $125.00/hr plus out-of-pocket expenses with a cap to be determined based upon scope of work in the specific project.

(b)	Coordinating applications for approval of a major renovation or new construction: $125.00/hr plus out-of-pocket expenses.

(c)	Tenant improvements for retail space; no fee under $10,000; over $10,000 - 5% of construction cost with minimum fee of $2,000.

(d)	Reconstruction due to a fire loss: no fee for construction costs under $10,000; construction costs over $10,000 at 5% of cost with minimum fee of $2,000.

(e)	New Construction or Major renovations: fee to be agreed upon.

(f)	Condemnation proceeds shall be subject to a fee of 5% of the gross amount recovered with a maximum fee of $25,000 and a minimum of $2,500.

4.           In the event Agent is designated by the Trust to provide the SEC filings specified in paragraph 3(u) of the Agreement, there will be an annual fee of $20,000 due the Agent payable quarterly provided the Agent accepts said designation.

5.           Olney Town Center Fees

A.	Approvals.

(1)
At the election of the Trust prior to the engagement of the Agent for such purpose either (a) a fee computed at the rate of $125.00 per hour, plus a bonus of $75.00 per hour, if approvals are secured; or (b) a flat rate of $175.00 per hour.

(2)	Reimbursement of all out-of-pocket fees and costs;

(3)	The maximum fee for approvals would be $60,000.00.

B.	Development.

(1)
In the event there is a major redevelopment of the Olney Property including the acquisition and development of the existing Safeway off-site store, a fee equal to three (3%) percent of all Construction Costs. Minimum fee of $300,000.00.

C.	Leasing.

(1)	Initial Lease

(a)	Non-Anchor Tenants: Five (5%) percent of base aggregate lease rents up to ten (10) years;

(b)	Anchor Tenants: To be determined on a deal-by-deal basis.

(2)	Renewal Lease

(a)	Non-Anchor Tenants: Two and one-half (2.5%) percent of net aggregate base rents.

(b)	Anchor Tenants: None unless the is lease is renegotiated in which case the fee would be determined on a case-by-case basis.

6.           Fees for approval of development for properties, other than Olney, shall be established by negotiated agreement.